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                                                                   EXHIBIT 10.24

                                                                           Final

                                      LEASE


Lease Agreement (hereinafter referred to as the "Agreement") entered into this 29th day of June, 1998 by and between Inmobiliaria Nuevo Aeropuerto, S.A. de C.V. represented by Adrian G. Gonzalez Lozano and Sergio G. Gonzalez Lozano in their capacity as Legal Representatives ("Landlord") and IMS International Manufacturing Services de Monterrey, S. de R. L. de C.V. represented herein by Nathan Kawaye in his capacity as Legal Representative ("Tenant"), according to the following recitals and sections of this Lease:


                                    RECITALS


I.   Landlord through its legal representatives hereby states that:

          (A) Landlord is a mercantile corporation incorporated through Public Deed Number 19,502 dated 27th of January 1983, issued by Fernando Arechavaleta Palafox , Notary Public Number 27 for Monterrey, Nuevo Leon, United Mexican States, and registered before the Public Register of Monterrey, Nuevo Leon under No. 183, folio 141, Vol. 258, Book No. 3, Second Auxiliary, on the 9th of march 1983.

          (B) Landlord owns, free and clear of any mortgages, liens or encumbrances the land (as defined below). In addition, the buildings comprising the Premises which are going to be constructed as per this Agreement (as defined in Section 1.01 of this Agreement), will be also free and clear of any mortgages, liens and encumbrances.

          (C) Landlord wishes to lease the Premises, and grant an option to lease an adjacent land under the terms and conditions of this Agreement.

          (D) Landlord and its legal representatives have the necessary authority to enter into this Agreement, which authority has not been limited or revoked in any manner whatsoever.


II.  Tenant through its legal representative hereby states that:

          (A) Tenant is a mercantile corporation incorporated through Public Deed Number 76,193 dated 5Th, of May, 1998, issued


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     by Lic. Francisco Javier Arce Gargollo , Notary Public Number 74 for
     Distrito Federal, United Mexican States, and duly registered before the Public Register of this same city.

          (B) Tenant wishes to lease the Premises, and obtain an option to lease the Adjacent Land, from the Landlord, under the terms and conditions of this Lease.

          (C) Tenant and its legal representative have the necessary authority to execute this Lease, which authority has not been limited or revoked in any manner whatsoever.


                                 S E C T I O N S


1.   CERTAIN DEFINITIONS

     1.01. Premises: The Premises leased pursuant to this Agreement contain approximately 200,000 square feet of land (the "Land"), to be improved with a building ("Building") to be constructed thereon containing approximately 112,000 square feet of floor space, together with parking areas and landscaping, as shown on the site plan ("Site Plan") attached hereto as EXHIBIT A and forming a part hereof. The address of the Premises is: Ave. Stiva No. 300, Parque Industrial Stiva-Aeropuerto, Apodaca, N.L. The Land as defined above, was purchased by Landlord in accordance with public deed 19,734, dated June 9th, 1983, granted before Fernando Arechavaleta Palafox, Notary Public 27 of Monterrey, Nuevo Leon, and registered at the Public Registry of Property and Commerce of Monterrey, Nuevo Leon under number 539, volume 31, book 12, property section, on August 19, 1983.

     1.02. Lease Term: The Lease term shall commence upon the date of Substantial Completion of Landlord's Work (as said phrase is defined below) and delivery of possession of the Premises to Tenant ("Commencement Date") and end seven (7) calendar years thereafter ("Lease Term"), unless terminated sooner pursuant to any other provisions of this Lease or unless extended pursuant to the relevant Section of the Agreement. The scheduled commencement date ("Scheduled Commencement Date") of the Lease Term is November 15th, 1998. If the Landlord's Work is Substantially Completed before the Scheduled Commencement Date, the Lease Term shall commence upon Substantial Completion and Landlord's delivery to Tenant of possession thereof. Within five calendar days after the Commencement Date, the parties shall each execute and deliver a commencement date certificate ("Commencement Date Certificate") in the form attached as EXHIBIT B to the Lease and forming a part hereof. The term "Lease Term" as used in this



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Agreement, includes any extension established in this section, provided the right to perform such extension is exercised.

     Notwithstanding the above and provided Tenant is in compliance with all of its obligations under this Agreement, Tenant shall have the right to extend the Lease Term for two additional terms of seven (7) years each, by means of prior written notice to Landlord with at least ninety (90) days in advance of the date of termination of the initial or subsequent seven (7) year Lease Term.

     In addition to the foregoing, in the event one of the parties hereto makes a transfer in fraud of its creditors, makes a transfer for the benefit of its creditors, is subject to bankruptcy proceedings, is adjudged bankrupt or insolvent (Suspension de Pagos), in proceedings filed against it, a receiver, trustee or custodian is appointed for all or substantially all of its assets, fails generally to pay its debts as they become due, convenes a meeting of all or a portion of its creditors, or performs any act of bankruptcy or insolvency, including the selling of its assets to pay creditors, the other party hereto may terminate the Lease Term and this Agreement by means of prior written notice without any liability to either party (except for obligations accrued in favor of one party prior to the date of termination).

     1.03. Monthly Rent: The monthly rent shall be U.S. $49,800.00 Dollars (FORTY NINE THOUSAND AND EIGHT HUNDRED DOLLARS OF THE UNITED STATES OF AMERICA 00/100) per month, plus the corresponding Value Added Tax (hereinafter together with any increase as provided in this agreement shall be referred to as "Monthly Rent"). The Monthly Rent shall remain fixed through the duration of the first year of the Lease Term. Beginning the 13th month of the Lease Term, the Monthly Rent shall be increased annually by the resulting average of the percentage increase in the U.S. Consumer Price Index ("CPI") corresponding to the applicable one year period, This increase can not be lower than three percent (3.0%) or higher than eight percent (8.0%). These annual rent increases will begin at the completion of each twelve month lease period, per the beginning dates noted above, dating from the first day of Tenant's occupancy for which rent shall be paid.

     1.04. Delivery of Possession: Landlord shall deliver possession of the Premises to Tenant in a Substantially Completed (as such term is defined below) condition by the Scheduled Commencement Date, or on such other date as may be determined as expressly provided in this Agreement.

     1.05. Substantial Completion: Landlord shall deliver possession of the Premises to Tenant ready for installation and operation manufacturing equipment, as well as for use of office space, including without limitation readiness for installation of communication and computer systems



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("Substantially Completed") in accordance with Final Plans and Final
Specifications including approved changes, and Tenant must approve said completion in writing, upon the occurrence of all of the following:

     1. Construction by Landlord of the Premises in accordance with the Final Plans and Final Specifications ("Landlord's Work") and delivery of a certificate to that effect to Tenant by Landlord's engineer. 'Whenever the expression Final Plans and Final Specifications is referred to herein it shall mean the Final Plans and Final Specifications described in EXHIBIT C attached hereto and forming a part hereof, including any changes approved in writing by the parties.

     2. Acceptance by Tenant that the utility services for the Building specified in Exhibit "G" attached hereto and made a part hereof and in the Final Plans and Final Specifications including storm and sanitary sewer, water and electricity, and telecommunications lines (but expressly excluding any treatment of residual water required prior to its disposal by Tenant into the park's sewer system in accordance with the provisions of section 7.02 below) have been fully installed and are operational for use by Tenant. Tenant shall at its cost, execute directly with the suppliers of such services their respective contracts for the supplying of such services, provided, however, that any payment or contribution required by any utility company (i.e. electricity, telephone, water) for the supply of the corresponding utility service other than standard hook-up and consumption fees shall be paid by Landlord in order for the Premises to be considered Substantially Completed. The foregoing in the understanding that, with respect to the water supply to the Premises for use by the Tenant, the Landlord will at its own cost and expense drill and equip a water well in accordance with the Final Plans and Final Specifications, and the Landlord represents and warrants that it has and it will maintain for the duration of this Agreement the required concession or permit for the extraction of water from such well for its use by the Tenant.

     3. All proposed means of ingress, egress, parking, loading, manufacturing and office areas are available for use by Tenant, as specified in EXHIBITS A AND C.

     4. All legally required permits or certificates have been issued by all required governmental authorities and obtained by Landlord (including without limitation the permits to be obtained by Landlord referred on section 7.02 below) as well as the applicable construction licences, electrical installation and occupancy permits, except as to any permit to be obtained from the Federal and State environmental authorities not relating to the construction of the Premises or the development of the




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     industrial park where they are located, but related to the specific operation of Tenants Intended Uses as hereinafter defined.

     5. Remaining work to be done to render the Premises fully completed shall consist solely of minor details of construction, mechanical adjustments, or decoration, which will not interfere with Tenant's use and enjoyment of the Premises. When such remaining work is finally completed by Landlord and accepted by Tenant, Landlord's Work and the Premises shall be considered as "Finally Completed". To this effect, whenever the Premises and Landlord's Work is finally completed the parties hereto shall execute and deliver a Final Completion Certificate in the form of EXHIBIT D attached hereto and made a part hereof.

     6. If there is any dispute during the performance of Landlord's Work to be executed under this Lease or at the time of Substantial Completion, the parties herein agree to be subject to the procedure described in EXHIBIT E attached herein and forming a part hereof.

     1.06. Parking: Tenant shall have the exclusive right to use all available vehicle parking spaces at the Premises.

     1.07. Tenant's Work: Intentionally omitted.

     1.08. Landlord's Work: Landlord's Work shall mean all works and services to be performed by Landlord in accordance with this Agreement (including the Final Plans and Final Specifications), which shall be performed by Landlord at Landlord's expense in a good and workmanlike manner. Upon Substantial Completion of Landlord's Work, Landlord shall deliver to Tenant a certificate of substantial completion ("Certificate of Substantial Completion").

     1.09. Days: Whenever the term "days" is used in this agreement, it shall mean calendar days, except as otherwise provided herein.

2.   DEMISE AND POSSESSION

     2.01. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises described in Section 1.01 of this Agreement. In reliance on the Landlord's representations and warranties contained in this Lease, Tenant agrees that it will accept the Premises as of the date of delivery by Landlord of the Certificate of Substantial Completion, provided that the Landlord has by then Substantially Completed Landlord's Work, the conditions set forth on section
1.05 above have been met and subject to Landlord's Work being Finally Completed in accordance with this Agreement.



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     2.02. If for any reason Landlord has not Substantially Completed the
Landlord's Work and delivered possession of the Premises to Tenant by the Scheduled Commencement Date, except for delays resulting from an event of Force Majeure (as such term is hereinafter defined) (in which case the parties shall agree on an extension of the Scheduled Commencement Date), the validity of this Agreement shall not be affected nor shall either party have the right to terminate this Agreement except as expressly provided in this section 2 and in Sections 13 and 15 herein below; provided, however, that if the delay is not attributable to Tenant, Tenant shall be entitled to a reduction of the Monthly Rent applicable to the first month of the Lease Term (and successive months if necessary) in the amount of US$1,112.00 (ONE THOUSAND ONE HUNDRED AND TWELVE UNITED STATES DOLLARS) per month.

     2.03. Landlord represents and warrants that as of the date of the execution of the Lease, it will hold a good and marketable title to the land, free and clear of all tenancies, liens, claims, easements, and other encumbrances. Landlord will furnish evidence of its title satisfactory to Tenant prior to the execution of the Lease.


3.   MONTHLY RENT

     3.01. Tenant shall pay the Monthly Rent as rent for the Premises during the Lease Term in legal currency of the United States of America.

     3.02. The Monthly Rent shall be paid monthly, without deduction or offset (except in the case of occurrence of any one of the events provided in this Agreement), in advance on the first five business days of each month to Landlord at the place indicated in Section 1.03, or to whomever Landlord shall designate by notice to Tenant in writing, during the Lease Term, at the domicile of the Landlord, or at any such other place in the U.S.A. as Landlord may designate by notice to Tenant.

     3.03. Except as expressly provided in this Agreement, Tenant shall not for any reason whatsoever, withhold the Monthly Rent to be paid to Landlord.

     3.04. Landlord shall provide to Tenant the respective rental receipt in the form of an invoice complying with all fiscal requirements (including the Value Added Tax), upon the corresponding monthly rent being paid by Tenant.


4.   USE OF PREMISES




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     4.01. Tenant may use the Premises for any and all lawful purposes;
provided, however, any use of the Premises by Tenant other than for Tenant's Intended Uses (as defined below) shall be subject to the prior approval in writing of Landlord, which approval shall not be unreasonably withheld or delayed. Landlord represents and warrants that: (i) as of the date of execution of this Agreement the Premises are located in an area of the City of Apodaca in which the Tenant may lawfully under applicable zoning, Stiva Airport Industrial Park Bylaws attached hereto and forming a part hereof as EXHIBIT F and other laws, regulations, and ordinances use the Premises for the manufacturing, distribution, storage, warehousing or sale of electronic products and other related products, and for offices in connection with the foregoing (collectively, "Tenant's Intended Uses"), and (ii) adequate water (including one water well) and utility services sufficient to permit Tenant to use the Premises for Tenant's Intended Uses in a manner reasonably satisfactory to Tenant will, at Landlord's sole expense, be made available at the boundary limits (considering that such requirements will be available to Tenant for use in the manufacturing areas) of the Premises no later than the Commencement Date. For this purpose Tenant utility requirements are attached hereto as EXHIBIT G forming a part hereof.

     4.02. Tenant is authorized to place its name on the Building and on the grounds and in any other customary location in conformity with applicable laws, regulations and the Stiva Airport Industrial Park Bylaws.


5.   TAXES AND UTILITIES

     5.01. Tenant shall pay the value added tax due with respect to the Monthly Rent. Landlord shall pay any other taxes related to the land and buildings comprising the Premises (collectively, "Taxes") assessed against the Premises during the Lease Term or assessed against Landlord with respect to this Agreement. If under Mexican Law there is an obligation of Tenant to withhold any income taxes out of the payment of the Monthly Rent, Tenant shall be entitled to do so.

     5.02. Landlord shall at its sole cost and expense, prosecute any proceeding to contest any Tax with respect to the Premises. Each party shall cooperate with the other with respect to such proceedings. The net amount of any Taxes recovered (after payment of fees and costs incurred in connection with such proceeding) will be payable or credited, as applicable, to Landlord. Any expenses incurred by Tenant if requested to cooperate with Landlord in any such proceedings will be reimbursed by Landlord to Tenant.

     5.03. Subject to Section 4.01(ii) of this Agreement, Tenant shall contract directly with, and pay all amounts due to utility companies for utility services which Tenant may require for its use of the Premises, arising out of


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such contracts executed by Tenant. Provided that Landlord Substantially
Completes Landlord's Work and subject to Landlord's representation and warranty set forth in Section 4.01 (i) and (ii) of this Lease, Landlord shall not be liable to Tenant, and Tenant shall not have the right to terminate this Lease, for failure by utility companies to provide the corresponding utilities (except for water supply).


6.   MAINTENANCE AND REPAIR

     6.01. Tenant shall, at its own cost and expense, make all necessary repairs to the Premises, except as to any structural (e.g., floor slab and steel structure repairs) or any repair during the warranty period, which shall be the responsibility of Landlord, except if such repairs are required as a result of negligence or misuse by Tenant in which case Tenant shall be responsible.

     6.02. Neither party shall be obligated to repair damage to the Premises caused by a Casualty Loss (as defined in Section 9 of the Lease) except to the extent provided in Section 9 of this Lease and neither party shall be obligated with respect to any cleanup or remediation of any Hazardous Substances (as defined in Section 7 of this Lease) except to the extent provided in Section 7 of this Lease.

     6.03. Starting on the Commencement Date and for the rest of the duration of the Lease Term, Tenant will be responsible for its pro rata share of the maintenance fee as charged by Landlord which has been quoted by Landlord at U.S. $0.025 Dollars per square foot of land area (plus value added tax). Based on EXHIBIT A the total land area will be 200,000 square feet, which will result in an annual park maintenance fee of U.S. $5,000.00 (Five thousand United States dollars and 00/100). This fee will be paid in monthly installments of US$416.66 (Four hundred and sixteen dollars and 66/100) (plus value added tax) each within the first five days of each month and will be made in US currency. The first park maintenance fee charge will be paid by Tenant to Landlord on the Commencement Date. The maintenance services to be rendered by Landlord will be the following: i) Private guards for the park and the areas surrounding the Premises, 24 hours a day ; ii) Maintenance and cleaning of streets all year long; iii) Maintenance of common parks and garden; iv) Street lighting maintenance; and, v) a representative of Landlord before the State and Municipal authorities for authorizations or problems common to the owners and/or lessees of premises within the industrial park.


7.   ENVIRONMENTAL

     7.01. Landlord represents and warrants that any handling, transportation, storage, treatment or use of hazardous or toxic substances that



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have occurred on the land prior to the date hereof have been in compliance with all applicable federal, state and local laws, regulations and ordinances, that no leak, spill, release, discharge, emission or disposal of hazardous and toxic substances has occurred on the proposed sites to date, and that the soil, ground water, and soil vapor on or under the Premises are free of toxic or hazardous substances as of the date of execution of this Agreement.

     7.02. In addition, the parties also agree to the following:

     (i) Landlord represents and warrants that as of the Commencement Date, the Premises will not contain any asbestos or PCB's, any underground storage tanks and any other kind of contaminated material as per the applicable environmental laws and regulations. For this purpose, within thirty (30) days after the Commencement Date, Tenant shall contract a private testing laboratory to test the environmental quality of the soil, water and air. This consultant will be paid by Tenant. If the results of such test show that the Premises contain any asbestos or PCB's or that the Premises contain any underground storage tanks and in general any other contaminating material, Landlord shall have a period of 60 calendar days to clean up the Premises, without the right to the cure period stated in this Agreement. If at the end of such term, Landlord shall not comply with such obligation, Tenant shall have the right to terminate this lease without incurring any responsibility.

     (ii) That the Parque Industrial Stiva Aeropuerto (which is owned by Landlord) where the Premises are located has an internal sewer system, into which residual water generated by Tenant's manufacturing process will be discharged. In connection herewith Tenant shall have the obligation to treat such water (excluding water from sanitary services) in order for the same not to contain metals, corrosive elements, or radioactive or toxic wastes in excess of the applicable Mexican Official Norm.

     (iii) Landlord shall treat residual water discharged by Tenant to the internal sewerage system (including water from sanitary services) and will reuse the same for purposes of irrigating green areas within the park, for which purpose it represents and warrants it has and it will maintain in effect the permit for discharge or residual waters from the National Water Commission. Furthermore, the water treated by Landlord shall comply with all applicable Mexican official norms and with the specific conditions for discharge imposed by the National Water Commission.

     (iv) In order to evidence compliance with the provisions of items (ii) and
          (iii) above, Tenant shall furnish to Landlord every two months a copy of the results of the tests made to the water discharged by it, and



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          Landlord shall furnish to Tenant a copy of the results of the tests made to the water used for irrigation as filed before the National Water Commission in compliance with the applicable Mexican official norms and the corresponding discharge permit. In any event, Tenant shall be entitled to instruct Landlord to analyze its water after treated by Landlord in order to evidence compliance with such provisions.

     7.03. Tenant is obligated to use the Premises in compliance with all applicable environmental laws and regulations and shall not use, generate, transport, refine, produce, process, store or dispose of any hazardous substances on, under the Premises, except in compliance with the applicable environmental laws and regulations. If any claim is ever made against Landlord by any person or entity relating to any pollution or contamination from toxic or hazardous substances, asbestos, or any other chemicals or substances in amounts which exceed standards for public health or welfare as established and regulated by any local, state, or federal governmental authority (herein collectively referred to as "Hazardous Substances") present at or about the Premises during the Lease Term or from non-compliance by Tenant of its obligations under Section
7.02 above, all costs of removal incurred by, all liabilities imposed upon, and losses and damages suffered by Landlord because of the same shall be borne by Tenant, provided that such environmental contingencies herein referred results out of acts or omissions derived from Tenant's occupancy of the Premises, and Tenant hereby agrees to indemnify, defend, and hold Landlord harmless from and against all such costs, liabilities, losses, and damages, including, without limitation, with respect to all third-party and/or authorities claims (including sums paid in settlement thereof and approved by Tenant in writing, with or without legal proceedings) for personal injury or property damage and other claims, actions, administrative proceedings, judgments, compensatory and punitive damages, lost profits, penalties, fines, costs, losses, attorneys' fees and expenses (through all levels or proceedings), consultants or experts fees, and all costs incurred in enforcing this indemnity. Landlord shall have the right at any moment, after reasonable notice, to take samples of the discharges generated by Tenant to be analyzed by Landlord's environmental expert. The foregoing does not free Tenant from its responsibilities and obligations towards any governmental authorities with respect to the discharging and reporting of its residual waters.

     7.04. Notwithstanding the foregoing and anything herein to the contrary, if any claim is ever made against Tenant by any person or entity (including any governmental authority) relating to any pollution or contamination from Hazardous Substances present at the Premises due to Landlord's negligence, or because of Landlord's failure to comply with its obligations under items (i),
(ii), (iii) and (iv) of section 7.02 above, all costs of removal incurred by, all liabilities imposed upon, and losses and damages suffered by Tenant because of the same shall be borne by Landlord, and



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Landlord hereby agrees to indemnify, defend and hold Tenant harmless from and against such costs, liabilities, losses and damages, including without limitation, with respect to any third-party and/or authority claim for personal injury or property damage and other claims, actions, administrative proceedings, judgments, compensatory and punitive damages, lost profits, penalties, fines, costs, losses, attorneys' fees and expenses (through all levels or proceedings), consultants or experts fees, and all costs incurred in enforcing this indemnity.

     7.05. Section 7 of this Lease and the indemnity obligations contained in said section shall survive the termination of this Lease. Claims by either party against the other pursuant to Section 7 shall be made in accordance with the requirements of Section 19.03.

     7.06. Subject to Section 7.02 above, Tenant agrees that its operations at the Premises shall be in compliance with all applicable laws, regulations, and ordinances including, without limitation, laws, regulations, ordinances and the Stiva Airport Industrial Park Bylaws relating to Hazardous Substances.


     8.   ALTERATION OF PREMISES

     8.01. So long as no default by Tenant under this Agreement exists, Tenant shall have the right to make non-structural alterations affixed to the Building costing up to an amount of US$100,000.00 dollars, without the written consent of Landlord. Any other alterations to the Premises shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld.

     8.02. No alterations of the Premises by Tenant (whether structural or non-structural) shall reduce the value or structural integrity of the Premises. All such alterations of the Premises by Tenant shall be at Tenant's own cost and expense and shall be accomplished in compliance with all applicable laws, regulations, and ordinances. Tenant shall be responsible to pay all obligations necessary to keep the Premises free from any mechanics' and materialmen's liens on account of alterations of the Premises by Tenant.

     8.03. All machinery and equipment or other tangible personal property of whatsoever nature installed at the Premises by Tenant during the Lease Term (excluding property affixed or other type of, property which removal may cause damage to the Premises in which case shall be kept at the Premises at no cost to Landlord), shall continue to be the property of Tenant and shall be removed by Tenant at the expiration of the Lease Term.



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     9.   DESTRUCTION

     9.01. If during the Lease Term the Premises or any improvements thereof are damaged or destroyed by fire, earthquake, flood, or other casualty insured against pursuant to Section 10 (collectively, "Casualty Loss"), Tenant shall give Landlord prompt written notice thereof ("Notice of Casualty").

     9.02. Landlord shall, within thirty (30) days of receiving such notice, determine and notify Tenant in writing, the time ("Repair Time") in which the Premises can reasonably be repaired by Landlord to the condition they were in immediately prior to the occurrence of a Casualty Loss. Within fifteen (15) days after Tenant receives such notice, Tenant shall (i) instruct Landlord in writing to proceed with the repairs ("Repair Notice") or (ii) notify to Landlord that this Agreement has been terminated ("Notice of Termination"), in the understanding that Tenant may only terminate this Agreement in accordance with this provision if the time determined by Landlord to be necessary for the repairs is more than ninety (90) days or if Landlord fails to notify Tenant on time required to make repairs. Promptly after receiving a Repair Notice from Tenant, Landlord shall diligently repair the Premises, in the understanding that if the Premises are not repaired or rebuilt to the conditions they were in immediately prior to the occurrence of the Casualty Loss, within the Repair Term, then Tenant may terminate this Agreement by means of written notice to Landlord without incurring in any liability.

    9.03. If such notice of termination is delivered by Tenant to Landlord, this Agreement shall terminate on the date of such notice of termination and Landlord shall be entitled to payment of, or assignment of rights with respect to, all insurance proceeds recoverable on account of loss or damage to the Premises caused by such Casualty Loss (except any insurance proceeds recoverable on account of loss or damage to Tenant's equipment, machinery, inventory, and other Tenant's property at the Premises). So long as Landlord does not receive a Notice of Termination from Tenant as provided above, Landlord shall continue to repair or rebuild the Premises or any improvements thereof, irrespective of the adequacy of the insurance proceeds to cover fully the costs of such repair or rebuilding.

     9.04. All insurance proceeds payable under any fire or other casualty insurance policy maintained by Tenant and covering Tenant's personal property at the Premises including, without limitation, Tenant's inventory, furniture, trade fixtures, and equipment shall be payable solely to Tenant, and Landlord shall have no interest therein. Except to the extent provided for in this Section 9 or otherwise in this Agreement, the obligations of Tenant (including rent payments) and Landlord under this Agreement shall not be affected by the occurrence of any Casualty Loss.



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10.  INSURANCE

     10.01. From the date hereof and until the Commencement Date, Landlord shall carry "Builder's Risk" insurance which consist of risks inherent to the construction of the Premises, including without limitation civil liability and damages to the Premises, in amounts and with companies satisfactory to Tenant. Certificates of such insurance shall be delivered to Tenant prior to execution of this Agreement, and shall include in its specifications that the Building will be built to a Light Hazard standard.

     10.02. Tenant shall purchase and maintain fire and extended coverage insurance that covers any loss or damage to the Premises during the Lease Term caused by flood, fire, and any other type of loss from Tenant, it's employees or agents, which shall be covered under Tenant's holding company insurance policy covering all risks, international property coverage at its current carrier, Zurich, in amounts sufficient to prevent the Landlord or the Tenant from becoming a co-insurer, under the terms of the applicable policies, but in any event and at all times in amounts not less than one hundred percent (100%) of the full insurable value of the Building, which for purposes hereof will be considered the full replacement cost of the Building. Tenant's underwriter will provide a certificate of insurance at an initial amount of US$4,000,000.00 (FOUR MILLION UNITED STATES DOLLARS 00/100) (hereinafter Initial Amount Coverage) for the Building and Building upgrades and improvements. The certificate of insurance will be underwritten by the Insurance Company contracted by Tenant's holding company to cover all policies of the whole group to which Tenants belong.

     10.03. Tenant shall, at its cost and expense, also purchase and maintain general public liability insurance to cover claims for bodily injury or death or property damage for a minimum of US$1,000,000.00 (ONE MILLION UNITES STATES DOLLARS) per occurrence and in the annual aggregate.

     10.04. Landlord's insurance to be maintained pursuant to this section of the Lease shall be obtained and evidenced under valid and enforceable insurance policies issued by the A.M. Best Guide as AVIII or better or its equivalent by another rating agency.

     10.05. Intentionally omitted.

     10.06. All such insurance policies shall provide that the insurer may not cancel such policies without at least thirty (30) days prior notice in writing to Landlord and Tenant. Landlord shall have the right but not the obligation to pay any insurance policy which is due and not paid by Tenant. In such case, Tenant shall reimburse Landlord the amounts paid plus interest at the Prime Rate determined by City Bank, New York plus three. Such Prime Rate shall be up dated every 180 days an shall apply until reimbursement is effectively made and shall be payable by Tenant to Landlord within three (3) days after demand therefor.

     10.07. Tenant shall be responsible for insuring all of Tenant's tangible personal property located at the Premises.

     10.08. To the extent that insurance proceeds are actually received in satisfaction of a loss which is required to be covered by insurance hereunder (with the deductible under any policy being deemed to be insurance proceeds), each of Landlord and Tenant hereby waives any and all rights of recovery against each other for any loss or damage including, without limitation, loss or damage to the Premises or the contents contained therein, loss of rent or income on account of fire or other casualty, or injury sustained on the Premises. Each party's aforesaid policies of insurance shall contain appropriate provisions recognizing this mutual release and waiving all rights of subrogation by the respective insurance carriers. The deductible payable under any insurance policy shall be paid by the party who is obligated to maintain such insurance policy in accordance with this Agreement, except for deductibles to be paid in case of damages to the structure of the building not caused by Tenant, which will be paid by Landlord.

11.  LANDLORD'S RIGHT TO PERFORM TENANT'S OBLIGATIONS

     11.01. If at any time during the Lease Term, Tenant fails to perform one or more of its obligations under this Agreement, Landlord, after twenty (20) days written notice to Tenant (or without notice in the case of emergency), and without waiving or releasing Tenant from any of its obligations under this Agreement, may, but shall be under no obligation to, perform acts which Tenant is required to perform under this Agreement and may enter the Premises for such purpose to perform all such actions as may be necessary. Tenant shall reimburse to Landlord all sums reasonably paid by Landlord and all reasonable costs and expenses incurred by Landlord in connection with the performance of any such obligations of Tenant, together with interest at the Prime Rate determined by Citibank, New York. Such Prime Rate shall be up dated every 180 days and shall apply until payment is effectively made, shall be payable by Tenant to Landlord within ten (10) days after demand therefor. For purposes of this Lease, "emergency" shall mean an event in which if immediate action is not taken, damages could be caused to the Premises, Tenant's property, or third parties properties, or injury could be caused to any person.


12.  TENANT'S RIGHT TO PERFORM LANDLORD'S OBLIGATIONS

     12.01 If at any time during the Lease Term Landlord fails to perform one or more of its obligations under this Agreement, Tenant after twenty (20) days written notice to Landlord (or without notice in the case of an emergency) and obligations under this Agreement, may, but shall be under no obligation to, perform any act which Landlord is required to perform in accordance with this Agreement and may take all such actions thereon as may be necessary. Landlord shall reimburse to Tenant all sums reasonably paid by Tenant and all reasonable costs and expenses incurred by Tenant in connection with the performance of any such obligations of Landlord, together with interest at the Prime Rate determined by City Bank, New York. Such Prime Rate shall be updated every 180 days and shall apply until payment is effectively made and shall be payable by Landlord to Tenant within ten (10) days after demand therefor.


13.  DEFAULT BY TENANT

     13.01. Tenant shall be in default of this Lease if at any time during the Lease Term (and regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency, or other proceedings in law, or before any administrative tribunal which have or might have the effect of preventing Tenant from complying with the terms of this Lease):

     (i). Tenant fails to make payment of any installment of Monthly Rent, or of any other sum herein specified to be paid by Tenant, within ten (10) days of delivery of Landlord's written notice to Tenant of such failure; provided, however, Landlord shall be obligated to give Tenant only three
     (3) notices in any calendar year during the Lease Term and thereafter during said calendar year Tenant shall be in default if Tenant fails to make payment when due, it being understood that whether or not notice is given and notwithstanding anything herein to the contrary, all payments of monies past due shall accrue interest at the Prime Rate determined by City Bank, New York, plus three. Such Prime Rate shall be updated every 180 days and shall apply until payment is effectively made; or

     (ii). Tenant fails to observe or perform any of its other covenants, agreements, or obligations hereunder, and such failure is not cured within thirty (30) days after Landlord's written notice to Tenant of such failure; provided, however, that if the nature of Tenant's obligation is such that more than thirty (30) days are required for performance,, then Tenant will not be in default if Tenant commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion within ninety (90) days thereafter;

     (iii). Tenant makes a transfer in fraud of its creditors, makes a transfer for the benefit of its creditors, is the subject of a bankruptcy petition, is adjudged bankrupt or insolvent (suspension de pagos) in proceedings filed against Tenant, a receiver , trustee, or custodian is appointed for all of substantially all of Tenant's Assets, fails to pay its debts as they become due, convenes a meeting of all or a portion of its creditors, or performs any act of bankruptcy or insolvency, including the selling of its assets to pay creditors; or

     (iv). Tenant has abandoned the Premises for thirty (30) days

14.  REMEDIES OF LANDLORD

     14.01. In the event of default by Tenant, subject to the provisions of
Section 13 of this Agreement, Landlord, at its sole option, shall have the following rights:

     (i). The right to declare the term of this Lease ended and re-enter the Premises and take possession thereof, and to terminate all of the rights of Tenant in and to the Premises; or

     (ii). The right to continue this Agreement in full force and effect, without terminating Tenant's right to possession of the Premises, in which event Landlord shall have the right to collect the Monthly Rent and other charges when due, including any sums due for any option period for which an option to extend has been exercised.

     14.02. If Tenant defaults under this Lease and abandons the Premises before the end of the Lease Term, or if its right of possession is terminated by Landlord because of Tenant's default under this Agreement, then this Lease may be terminated by Landlord at its option by written notice to Tenant. On such termination Landlord may recover from Tenant any obligation which has accrued and not been paid prior to the time this Agreement is terminated, plus reasonable attorneys fees relating to the enforcement of these provisions by Landlord and an indemnification from Tenant in the amount of the unpaid rents for the balance of the Lease Term from the date of such termination notice payable upon demand.

     14.03. The waiver by Landlord of any breach or default of Tenant hereunder shall not be a waiver of any preceding or subsequent breach of the same or any other term. Acceptance of any rent payment shall not be construed to be a waiver by the Landlord of any preceding breach by Tenant.

     14.04. All past due amounts owed by Tenant under the terms of this Lease shall bear interest at the Prime Rate determined by Citibank, New

York, plus three. Such Prime Rate shall be updated every 180 days and shall apply until payment is effectively made and shall be payable by Landlord to Tenant within ten (10) days after demand therefor.

     14.05. Notwithstanding anything contained herein to the contrary, in the event Tenant defaults under any of the terms of this Lease and the Lease is terminated by Landlord, in addition to Landlord's other remedies, set forth herein, Landlord shall not be obligated to complete the Landlord's Work as set forth in this Lease.


15.  DEFAULT OF LANDLORD AND TENANT'S REMEDIES

     15.01. In the event of any default by Landlord hereunder, Tenant shall give Landlord notice of such defaults and Landlord shall have thirty (30) days after such notice to cure such default, provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, then Landlord will not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion within ninety (90) days thereafter. In the event of a default by Landlord under this Agreement and the expiration of the aforesaid period during which Landlord may cure such default, in addition to any other rights or remedies provided for herein or at law, including any brokerage fees and court costs and reasonable attorneys fees, Tenant, at its sole option, may terminate this Lease upon notice by Tenant to Landlord and all rental obligations shall be thereby terminated.

     Should Landlord fail to perform in a timely manner in accordance herewith its obligation to deliver possession of the Premises to Tenant in a Substantially Completed condition, and provided Tenant elects to terminate this Agreement in accordance with the preceding paragraph, Landlord shall (i) reimburse to tenant the amounts of money delivered by Tenant to Landlord in accordance with Section 22.01 of this Agreement and (ii) pay as penalty to Tenant the amount of US$300,000.00 (three hundred thousand US. Dollars 00/100) upon demand.


16.  CERTIFICATE

     16.01. The parties shall execute and deliver, within ten (10) business days after written demand by any of them to the other therefor, a statement in writing certifying, if true, that this Agreement is in full force and effect, and that the Monthly Rent payable hereunder is unmodified and in full force and effect (or, if modified pursuant to this Agreement, stating the nature of such modification), the date to which rent and other charges are paid, if any, and acknowledging that there are not any uncured defaults of the parties hereunder (or specifying such defaults if they are claimed).


17.  OPTION OVER THE ADJACENT LAND AND FOR FUTURE PROJECTS

17.01. Provided no default of any of Tenant's obligations under this Agreement exists, Tenant shall have the option for a period of three years from the Commencement Date to lease the adjacent land (as such piece of land is described in EXHIBIT H attached hereto and made a part hereof, hereinafter the "Adjacent Land") from Landlord substantially in the, same terms as those contained in this Agreement with the corresponding adjustment in the Monthly Rent and the Security Deposit mentioned in 22.01 (including construction of a facility as per Tenant's specifications), and thereafter and for the duration of the Lease Term hereof Tenant shall have a right of first refusal to be preferred over any third party to lease the Adjacent Land in terms no less favorable than those offered to such third party. Tenant shall have a period of 30 calendar days after receiving notice from Landlord of its intent to lease the Adjacent Land (which notice shall identify the third party to whom it intends to lease the Adjacent Land, and include all of the terms and conditions of the proposed lease agreement) to respond Landlord in writing as to whether Tenant wants to exercise such right.

17.2. In the event Tenant does not exercise its right of first refusal as provided above, Landlord shall be free to lease the Adjacent Land to the third party identified in Landlord's notice to Tenant, under no more favorable terms to the lessee than those contained in such notice, otherwise Tenant shall again have the right of first refusal to lease the Adjacent Land as provided herein.

17.3. Provided that Landlord delivers possession of the Premises prior to the Scheduled Commencement Date, Tenant hereby grants Landlord the right of first refusal to be preferred over any third party to lease and/or perform construction services for Tenant in Tenant's future projects in the United Mexican States, as long as such services are competitive in all respects to the third party. This right of first refusal will not be effective is the Lease is terminated as a result of Landlord's default under this Agreement.


18.  ACCESS OF LANDLORD TO THE PREMISES

     18.01. Tenant shall permit Landlord and its authorized representatives access to the Premises during reasonable hours with reasonable prior notice to inspect the Premises and to perform those repairs that are the responsibility of Landlord under the Lease. Landlord will have the right to enter the Premises at any reasonable time with reasonable prior notice during usual business hours at any time within six (6) months prior to the termination of the Lease Term in order to show the Premises to prospective future tenants. Notwithstanding the foregoing, Landlord, its employees, or agents shall have the right to enter the Premises at all times without notice to Tenant in the event of an emergency.


19.  INDEMNIFICATION

     19.01. Except to the extent that there is a written waiver of rights of recovery by Tenant against Landlord and except that Tenant's rights against Landlord with respect to Hazardous Substances at the Premises shall be exclusively governed by the provisions of Section 7 of this Lease, Landlord shall indemnify and defend Tenant from and against any liabilities, damages, judgments, expenses, and costs (including, without limitation, legal fees) for which Tenant is held responsible, or which are incurred by Tenant, in connection with third party claims against Tenant as a result of any act or omission of Landlord, its agents, or employees or any breach by Landlord of Landlord's obligations under this Lease; provided, however, the foregoing obligation of Landlord to indemnify and defend Tenant shall be inapplicable to the extent that any liabilities, damages, judgments, expenses, and costs (including, without limitation, legal fees) for which Tenant is held responsible, or which are incurred by Tenant, result from the negligent or unlawful acts of Tenant, its agents, or employees.

     19.02. Except to the extent that there is a written waiver of rights of recovery by Landlord against Tenant and except that Landlord's rights against Tenant with respect to Hazardous Substance at the Premises shall be exclusively governed by the provisions of Section 7 of this Lease, Tenant shall indemnify and defend Landlord from and against any liabilities, damages, judgments, expenses, and costs (including, without limitation, legal fees) for which Landlord is held responsible, or which are incurred by Landlord, in connection with third party claims against Landlord as a result of any act or omission of Tenant, its agents, employees or any breach by Tenant of Tenant's obligations under this Lease; provided, however, the foregoing obligation of Tenant to indemnify and defend Landlord shall be inapplicable to the extent that any liabilities, damages, judgments, expenses, and costs (including, without limitation, legal fees) for which Landlord is held responsible, or which are incurred by Landlord, result from the negligent or unlawful acts of Landlord, its agents, or employees.

     19.03. A party ("Indemnified Party") entitled to be indemnified by the other party ("Indemnifying Party") pursuant to Section 19.01 or Section 19.02 of the Lease shall promptly and in writing notify the Indemnifying Party of such claim for indemnification specifying in such notice the nature of such claim. Also, in the event that any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party in respect of which an

Indemnifying Party is obligated pursuant to the provisions of Section 19.01 or
Section 19.02 of the Lease or of Section 7 of the Lease to indemnify and hold harmless an Indemnified Party, the Indemnified Party shall with reasonable promptness after obtaining knowledge of such proceeding, claim, or demand give written notice thereof to the Indemnifying Party who shall then have the right at the Indemnifying Party's option and expense to be represented by counsel of such party's choice in connection with such matter to defend against, negotiate, settle, or otherwise deal with any such proceeding, claim, or demand; provided, however, that without the prior written consent of the Indemnified Party (whose consent shall not be unreasonably withheld or delayed) the Indemnifying Party shall not consent to the entry of any judgment in or agree to any settlement of any such matter; and provided further that, in addition to legal counsel retained and paid for by the Indemnifying Party, the Indemnified Party may retain separate counsel at such party's own expense to represent such party in connection with any such proceeding, claim, or demand. Failure by the Indemnifying Party to notify the Indemnified Party of the former's election to defend any proceeding, claim, or demand with respect to which indemnity is sought within thirty (30) days after notice thereof shall have been given to the Indemnifying Party by the Indemnified Party shall be deemed a waiver by the Indemnifying Party of such party's right to defend against any such matter. If the Indemnifying Party assumes the defense of any such proceeding, claim, or demand against the Indemnified Party, the Indemnifying Party shall take or cause to be taken all steps necessary in connection with such defense, and the Indemnified Party shall in all events be entitled to indemnity with respect to such matter as provided in this Section 19. In the event that any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party in respect of which an Indemnifying Party is obligated to indemnify and hold an Indemnified Party harmless and in the event that the Indemnifying Party does not elect to defend any such proceeding, claim, or demand, the Indemnified Party may defend against, settle, or otherwise deal with any such proceeding, claims, or demand in such manner as the Indemnified Party in good-faith deems appropriate, and the Indemnifying Party shall be liable for indemnification with respect to such matter including, without limitation, the costs of such defense except that the Indemnified Party shall not settle any such legal proceeding without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed. In the event of any proceeding, claims, or demand by a third party with respect to which a claim for indemnification is made hereunder, the parties hereto agree that they will cooperate fully with each other in connection with the defense or settlement of such matter.


20.  LABOR RESPONSIBILITIES

     20.01. Tenant agrees that all obligations to Tenant's employees under applicable Mexican laws and regulations arising out of use of the

Premises by Tenant during the Lease Term shall be the sole and exclusive responsibility of Tenant, including, without limitation, such legal obligations, if any, to all personnel employed by Tenant at the Premises, whether unionized or not, temporary or other (including any subcontractors), and payment or fees to the Mexican Social Security Institute, Sistema de Ahorro para el Retiro
(SAR), INFONAVIT or any other applicable taxes, fees or duties.

     20.02. Landlord agrees that all obligations to Landlord's employees under applicable Mexican laws and regulations arising out Landlord's Work and the performance of Landlord's obligations, shall be the sole and exclusive responsibility of Landlord, including, without limitation, such legal obligations, if any, to all personnel employed by Landlord at the Premises, whether unionized or not, temporary or other (including any subcontractors), and payment or fees to the Mexican Social Security Institute, Sistema de Ahorro para el Retiro (SAR), INFONAVIT or any other applicable taxes, fees or duties.


21.  CONSTRUCTION OF THE BUILDING.

     21.01. Landlord represents and warrants that the Building will conform to the Final Plans and Final Specifications and shall be in compliance with all applicable laws, regulations, ordinances, administrative orders and Stiva's Airport Industrial Park Bylaws in existence and in force as of the Commencement Date. Landlord represents and warrants that the Premises, including the Building and the equipment supplied as described in the Final Plans and Specifications, will be free from defects in design, workmanship and materials for a period of one (1) year from the Commencement Date (except for the steel structure and the roof which the warranty period is hereby extended throughout the initial Term of the Lease or throughout any extension thereof) and agrees to make, at its sole cost and expense all repair and replacements required to remedy such defects should they occur within the appropriate warranty period, except for ordinary wear and use.

     21.02. All warranties to equipment and systems installed in the Premises, other than equipment forming part of Tenant's personal property, will be vested in both Landlord and Tenant.

     21.03. In addition to the foregoing, Landlord represents and warrants that Landlord's Work and the Premises will be Finally Completed, conforming to the Final Plans and Final Specifications, within ninety (90) days after the Commencement Date. In the event Landlord's Work and the Premises are not Finally Completed at Tenant's satisfaction by the date above mentioned, then Tenant, in addition to any other remedies it may have in accordance with this Agreement and any applicable law, shall be entitled to do by itself or through the third party of its choice any works necessary to complete

Landlord's Work and to offset from the rents payable to Landlord the actual cost of such works.


22.  SECURITY DEPOSIT

     22.01. Landlord acknowledges the receipt prior to the execution of this Agreement of three (3) month's rent in the aggregate amount of US$149,400.00 (ONE HUNDRED FORTY NINE THOUSAND AND FOUR HUNDRED UNITED STATES DOLLARS), out of which two months rent shall be kept as deposit and the other portion of said deposit shall apply to the payment of the first month of rent.

     22.02. The deposit referred to in 22.01 above, shall be allocated as a security deposit and returned to Tenant with no interest upon the expiration date of the Lease Term.


23.  PERFORMANCE AND GUARANTEE

     23.01. Landlord shall deliver to Tenant at the sole cost of Landlord a performance and guarantee bond in an amount of US$300,000.00 (THREE HUNDRED THOUSAND UNITED STATES DOLLARS), in a form and substance which encompasses the construction of the Premises, to insure Landlord's obligation to construct and perform under this Agreement and to guarantee that for one year after the Commencement Date, Landlord will make any repairs or replacement of the Premises or any part thereof needed due to any hidden or latent defect. The basic terms and conditions of such bond are described in EXHIBIT I attached herein and forming a part hereof

     23.02. Tenant hereby shall provide to Landlord a corporate guarantee issued by its parent company acceptable to Landlord not later than the 10th. of 1998 to guarantee the compliance of Tenant's obligations under this Agreement. If such guarantee is not deliver, this agreement will be null and void.


24.  ATTORNEYS' FEES/COLLECTION CHARGES

     24.01. In the event of any legal action or proceeding between the parties hereto, reasonable attorneys' fees and expenses of the prevailing party in any such action or proceeding will be added to the judgment thereon. All past due amounts owed by either party to the other under the terms of this Lease shall bear interest at the Prime Rate determined by Citibank, New York, multiplied by two. Such Prime Rate shall be up dated every 180 days and shall apply until payment is effectively made.

25.  SEVERABILITY

     25.01. If any provisions of this Lease is found to be unenforceable, all other provisions shall remain in full force and effect to the extent permissible under applicable law.


26.  WAIVER

     26.01. The failure of either party hereto to insist in any one or more cases upon the strict performance of any term, covenant, or condition of the Lease by the other party hereto shall not be construed as a waiver of a subsequent breach of the same or any other covenant, term, or condition, and no delay or omission by either party to seek a remedy for any breach of this Lease by the other party shall be deemed a waiver by such party of its remedies or rights with respect to such a breach by the other party.

     26.02. Except as expressly provided in this Lease and without prejudice of Tenant's rights hereunder, Tenant hereby expressly waives and relinquishes any implied or statutory rights provided in Articles 2306 paragraph II, 2310, 2315, 2317, 2318, 2339, 2341, 2379, 2380, 2381, 2384 and 2386 of the Civil Code for
the State of Nuevo Leon, Mexico.


27.  AMENDMENT OF LEASE, RIGHT TO SUBLEASE, ASSIGNMENT

     27.01. No amendment or modification of this Lease shall be valid or effective unless made pursuant to a written amendment of this Lease signed by duly authorized representatives of both Landlord and Tenant.

     27.02. Tenant shall have not have the right to sublease all or any part of the Premises to any third party without the consent of Landlord.

     27.03. Tenant may assign all of its rights and obligations under this Agreement to a qualified tenant if the prior written consent of Landlord is obtained, in which case Tenant (and the guarantor under the corporate guarantee to be granted in the form of EXHIBIT J attached hereto) shall not have any further obligation towards Landlord after the date such assignment becomes effective.

     27.04. Landlord may assign all of its rights under this Agreement without limitation. Landlord may assign all of its obligations under this Agreement with prior written approval of Tenant which approval shall not be unreasonably withheld.


28.  NOTICES

     28.01. All notices permitted or required by this Lease shall be in writing, sent by recognized overnight courier or hand delivered or by facsimile transmission provided that there is electronic confirmation of receipt by the sender's telecopier, and shall be deemed duly given when actually received by the party to whom it is sent, addressed as follows:

     IF TO LANDLORD:
     Ave. Felix U. Gomez 125 sur
     Monterrey, N.L. CP 64000
     Mexico
     Fax (8) 340-0818


     IF TO TENANT:
     Prior to Commencement Date:
     2222 Kume Drive,
     San Jose California, 95131 U.S.A.


     After the Commencement Date:
     at the Premises


     Either party may change its address by means of prior written notice to the other party as provided above.


29.  CONFIDENTIALITY

     29.01. Landlord shall not make any public announcement or press release concerning a future lease transaction unless it has received Tenant's written consent and shall maintain in confidence and not disclose to other any information, data or material which Tenant furnishes to Landlord under a confidentiality obligation.

30.  APPLICABLE LAW, COURTS AND-ARBITRATION

     30.01. This Lease shall be governed by and subject to the laws of the State of Nuevo Leon, Mexico.

     30.02. Except to the extent that the parties have specifically selected a specific procedure as provided in EXHIBIT E, the parties hereto expressly submit any dispute, difference or claim arising out of or relating to or affecting any of the obligations of any party hereto to be performed (or the breach, termination or invalidity thereof) prior to the earliest of (i) the Commencement Date as stated in the Commencement Date Certificate issued by the parties, or
(ii) the date an arbitral award under the provisions herein is issued declaring that Substantial Completion of Landlord's Work has occurred and that the Premises are available for Tenant to occupy them, or (iii) the date in which Tenant actually takes possession of the Premises (not including occupancy of the Manufacturing Areas prior to Substantial Completion of Landlord's Work) to settlement by the binding arbitration procedures set forth herein, in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC"), which arbitration shall be conducted as provided in the following:

     30.02.01. Request for Arbitration: A party hereto may serve notice upon the other party in the event that there has been a breach of this agreement which has not been cured as provided herein. Such notice shall formally request arbitration and shall specify in detail the reasons therefor (the "Request for Arbitration").

     30.02.02. Place of Arbitration: Unless otherwise agreed by the parties, all arbitrations shall be held in Mexico, Distrito Federal United Mexican States and conducted in the Spanish language.

     30.02.03. Arbitration Court: Three (3) arbitrators who shall be members of the ICC, provided at least two (2) arbitrators shall be members of the Mexican Chapter of the International Chamber of Commerce shall be named as follows:

     30.02.03.01. one, by Landlord, and the second by Tenant, with the understanding that said nomination must occur no later than seven (7) calendar days following the receipt by one party of the others Request for Arbitration;

     30.02.03.02. if, however, Landlord or Tenant failed to appoint an arbitrator, either party may request ICC to appoint the necessary arbitrator pursuant ICC rules;

     30.02.03.03 the third arbitrator shall be selected by mutual agreement of the two (2) arbitrators within a seven (7) calendar day period following the appointment of the first two arbitrators. If those arbitrators do not reach agreement on the third arbitrator within such seven calendar day period, then either Landlord or Tenant may apply to ICC to have it appoint such third arbitrator pursuant to the rules of such organization.

     30.02.03.04. in any event, the third arbitrator shall preside over the Court.

     30.02.04. Arbitrators' Fees: Arbitrators shall be compensated for their services at the standard hourly rate charged by arbitrators appointed by ICC.

     30.02.05. Award: The Arbitration Court shall make its award in strict conformity with this Agreement and shall have no power to depart from or change any of the provisions of this Agreement.

     30.02.06. Performance of the parties' obligations: Landlord and Tenant agree to continue performing their respective obligations under this agreement while the dispute is being resolved, unless this Agreement has been terminated in accordance with its terms.

     30.02.07. General: Unless otherwise agreed by the parties or provided in the Arbitration Award, the prevailing party at the Arbitration settlement shall be entitled to recover from the non-prevailing party all fees and expenses paid or incurred by the prevailing party in connection with the Arbitration herein. A party who successfully brings a judicial action to compel the Arbitration described herein, shall be entitled to recover its reasonable attorneys' fees, court costs and expenses from the other party.

     30.03. With regard to any dispute, claim or controversy arising out of or in connection with this Agreement from the earliest of (i) The Commencement Date as stated in the Commencement Date Certificate issued by the parties, (ii) The date an arbitral award under the provisions herein is issued declaring that Substantial Completion of Landlord's Work has occurred and that the Premises are available for Tenant to occupy them, or (iii) the date in which Tenant actually takes possession of the Premises (not including occupancy of the Manufacturing Areas prior to Substantial Completion of Landlord's Work), the parties hereto irrevocably submit it to the competent courts sitting in Monterrey, N.L. Mexico, waiving any rights they may have to any other jurisdiction by reason of their present or future domiciles.


31.  MISCELLANEOUS PROVISIONS

     31.01. Whenever the singular number is used in this Lease and when required by the context, the same will include the plural, and the masculine gender will include the feminine and neuter genders, and the word

"person" will include any corporation, firm, partnership, or association. All monetary payments due and paid hereunder shall be paid in United States currency (as per section 3.01) at Landlord's address or at such other address as may be designated in writing by Landlord by notice to Tenant.

     31.02. The headings or titles to sections of this Lease are not a part of this Lease and will not affect the construction or interpretation of any part of this Lease.

     31.03. Time is of essence of each term and provision of this Lease.

     31.04. Subject to Section 10 of the Lease, the terms and provisions of this Lease are binding upon and inure to the benefit of the respective successors and assigns of Landlord and Tenant.

     31.05. Except as otherwise expressly provided in this Lease, all covenants and agreements to be performed by either party under any of the terms of this Lease will be performed by such party at such party's sole cost and expense.

     31.06. In the event that Landlord or Tenant shall be delayed or hindered in, or prevented from, the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, unavailability of materials, delay by the other party, new or unexpected governmental regulations, delays by governmental authorities, failure of power or unexpected unavailability of utilities, riots, insurrection, war, or other reason of a like nature not the fault of such party or not within its control (collectively "Force Majeure"), then performance of such act shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Nothing contained herein shall excuse either party from the performance of its payment obligations hereunder.

     31.07. Tenant agrees that at the expiration of the Lease Term, it will deliver to Landlord peaceable possession of the Premises. Except as provided in
Section 1.02, no holding over by Tenant nor acceptance of the Monthly Rent or other charges by Landlord shall operate as a renewal or extension of the Lease without the written consent of Landlord and Tenant. Should Tenant hold over without the consent of Landlord, this Lease shall continue in force from month to month, subject to all of the provisions hereof and at fifty percent (50%) increase on a monthly basis of the Monthly Rent which Tenant had been paying during the preceding Lease year.

     31.08. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture, or any other association between Landlord and Tenant other than the landlord-tenant relationship described herein.

     31.09. Whenever the term Premises is referred to in this Lease, it shall mean the land, the Building and any improvements thereon.

     31.10. The parties agree that any monies due to one party by the other under this Agreement shall be paid in United States Dollars.

     31.11. This Agreement is executed in both English and Spanish versions. In case there is a discrepancy between the two versions, the Spanish version shall prevail. Such Spanish version will be registered by Tenant at Tenant's cost before the Public Registry of Propriety and Commerce for the city of Monterrey, N.L. Mexico.


     IN WITNESS WHEREOF, duly authorized agents respectively of Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first written above.



                                            INMOBILIARIA NUEVO AEROPUERTO, S.A.
                                            de C.V.
                                            (LANDLORD)



                                            /s/ ADRIAN G. GONZALEZ LOZANO
                                            ------------------------------------

                                            By:  ADRIAN G. GONZALEZ LOZANO
                                                 Legal Representative


                                            /s/ SERGIO G. GONZALEZ LOZANO
                                         ---------------------------------------

                                            By:  SERGIO G. GONZALEZ LOZANO
                                                 Legal Representative

                     ---------------------------------------
                     INTERNATIONAL MANUFACTURING SERVICES DE
                     MONTERREY, S. DE R.L. DE C.V.
                     (TENANT)


                                            By:  [SIG]
                                               ---------------------------------
                                               Legal Representative

                                    EXHIBIT A

                        (DRAWING OF IMS FACILITY LAYOUT)

                                    EXHIBIT B

                          COMMENCEMENT DATE CERTIFICATE

Tenant hereby agrees and accepts possession of the Premises, the building and any other improvements together with parking areas and landscaping as shown on the Site Plan. Therefore Tenant acknowledges receipt hereof and recognizes that the Substantial Completion of Landlord's Work has been fulfilled and completed as agreed in the Final Plans and Final Specifications on ________________ 1998, the Commencement Date.

The parties have executed this Commencement Date Certificate the ____ of ______________, 1998, in connection with the Lease Agreement Executed by them on
______________, 1998.


INMOBILIARIA NUEVO AEROPUERTO, S.A. DE C.V.

By:
   ----------------------------------
          Legal Representative


INTERNATIONAL MANUFACTURING SERVICES
DE MONTERREY, S. DE R.L. DE C.V.

By:
   ----------------------------------
          Legal Representative

                                    EXHIBIT C

                         SPECIFICATIONS FOR IMS PROJECT

                                     CONTENT

1.        Permits and Licenses
2.        Laboratory
3.        Concrete
4.        Floors and Slabs
5.        Walls
6.        Steel Structure
7.        Roofing
8.        Masonry and Finishes
9.        Dock Levelers
10.       Doors, Hardware and Windows
11.       Civil Works
12.       Fences
13.       Landscaping
14.       Plumbing
15.       Sanitary Services and Fixtures
16.       Heat Ventilation and Air Conditioning System
17.       Hydropneumatic System
18.       Electricity
19.       Telephone Distribution System
20.       Fire Protection System
21.       Fire Alarm System
22.       Elevators
23.       Kitchen Equipment

1.   PERMITS AND LICENSES.

     o Permits and license related to the construction are included in the contract and they are Contractors's responsibility.
     o CFE, Agua y Drenaje and TELMEX payments are not included in the contact.
     o IMS shall give the necessary assistance for the documents development which their manufacturing process could be involved.

2.   LABORATORY.

     o The cost of the soil analysis and concrete testing are included in the proposal, but IMS has the right to request another kind of testing, if the result is negative. The Contractor will pay for the cost of the test and the corrections. If the result is positive the charge will be to IMS.

3.   CONCRETE.

     o All structural concrete will be 2,850 psi (200 Kg/Cm2) except for those elements that the design asks it. All concrete will be ready mix and meet the Mexican Norm NOM C-155, Clase "A".
     o    Concrete for minor work might be mixed at the site in power mixer.
     o The concrete will be tested periodically according to the ACI 318-83 (Spanish version) section 4.7 "Evaluation and Acceptance of the Concrete", part 4.71 "Testing Frequency" (For English version see ACI 301-84, Chapter 16).
     o The steel reinforcement will be 47,000 psi (4,200 Kg/Cm2). Everything under this section will be performed according to the drawings for this work.

4.   FLOORS AND SLABS.

     o For the Plant area, the floor slab will be 4" thickness with welded wire mesh 66/10-10 design load capacity shall be 2,500 K/sm, diamonds 40 x 40 inches on every column with all construction and expansion joints according to the design and with a tolerance of 1/8" every 10'. The final finish considered is polish. (The poliurethane sealer is not considered)

5.   WALLS

     o Perimeter walls will be 12 cm insulated precast concrete walls R-11. (200 kg/cm2) panels with steel reinforcing bar designed to support a wind load of 90 miles/hour.
     o For the interior partitions in offices, the walls are sheetrock with 1/2" gypsum board on each side of a 3 5/8" 26 gauge galvanized metal stud at 24" on center and metal corner beads an all outside corners.

     o For the inside of the exterior walls in office area, the walls are sheetrock with 1/2" gypsum board on 7/8" furring channels on center over concrete or masonry walls.
     o For the bathrooms and kitchen area the walls are sheet rock walls with 1/2" water resistant gypsum board on each side of a 3 5/8", 26 gauge galvanized metal stud at 24" on center.
     o    10' high full thickness fiberglass bat insulation in wall cavities.
     o The masonry walls should be 8"x 8"x 16" concrete block reinforcing as per drawings.

6.   STEEL STRUCTURE.

     o Steel trusses and joist, fabrication in accordance to AISC Specifications and as indicated in the drawings.
     o All structural steel will have shop primer paint (gray). o The clear minimum height to bottom of truss will be 24' in warehouse o The clear minimum height in offices and manufacturing area will be 15'.
     o    The bay spacing will be 79' x 39.5'.
     o The fabrication, erection, welding, etc., will be according to the AISC.

7.   ROOFING.

     o    Roof system will consist of a 24 gauge galvanized steel deck section
          R-101
     o Board Insulation: Aislakor and celotex Board thickness: 1 1/2" Thermal resistance: R 11 Water absortion in accordance to ASTM D2842; 4 percent by volume maximum. Compressive Strength: minimum 25 PSI Board edges: square edges

          Rigid roof insulation:
          Aislakor and celotex
          Roof insulation polyisocyanurate foam core bonded to glass fiber facer on one side and fiberboard on the other side.

     o    Built-Up roof:
          Base sheets: Two plies of fiberglass, meeting ASTM D217.
          Asphalt: Steep meeting ASTM 312, Type III
          Flashing:  Polyester reinforced modified asphalt flashing material.
     o    The roof shall have a ten (10) years factory guarantee.
     o Storm water will be channeled to the streets and then by gravity outside the property.
     o    The slope considered is 3%.
     o    Roof curbs:
          Around all mechanical units and exhaust fans as indicated on drawings
     o Roof Drainage: Use 1/2" plywood to form crickets to slope 3% roof toward roof drains.

8.   MASONRY AND FINISHES.

     o    The perimeter walls will be latex paint
     o    The following are the main finishes considered for the project.


               FINISH                                      AREA
------------------------------------        ------------------------------------
FLOORS
Ceramic tile Daltile                        Bathrooms and Cafeteria
Marble                                      Lobby
Carpet: Terza model Trend                   Offices area

               FINISH                                      AREA
------------------------------------        ------------------------------------
Concrete polish finish                      Warehouse
Vinyl Conductive tile:                      Production area
VPI
1/8" gauge
12" x 12"
Electric Resistance
(Average of 5 of more readings
per NFPA 99 or ASTM f-150
between two electrodes
25,000 to 1,000,000 ohms.
Floor to ground greater than
25,000 ohms.
Static generation:
Less than 100 volts with conductive
footwear per AATCc-134 at
20% relativy humidity.
Static Decay
5,000 volts to zero to less than
0.03 seconds per Federal Test
Method 4046 at 15% relativy humidity
Federal Specifications:
Conforms to Federal Specification
SS-t-312b Type III. Vinyl tile.
Fire resistance:
Critical Radiant Flux (ASTM E-648
or NFPA 253)>1.08W/cm2
(Class I
interior floor finish. NFPA
Life Safety Code 101)
Flame spread (ASTM E-84 or
NFPA 255)>75
Abrasion Resistance:
ASTM D-1044 cd-10-f Wheel 500
Gm Weight
Cycles   % Gauge loss
2,500         0.4
5,000         0.8
7,500         1.2
10,000        1.6
Conforms to the requirements of
NFPA 99
in effect of the time of installation
UL 779

---------------------------------------------------------------------------------------
| WALL BASE                                       |                                   |
| 4" Rubber or vinyl base Johnsonsite or similar  | Offices & Cafeteria               |
---------------------------------------------------------------------------------------
| WALLS                                           |                                   |
| Sherwin Williams Latex paint                    | General Offices                   |
| Epoxy paint                                     | Interior walls of production area |
| Unpainted exposed concrete                      | Exterior walls                    |
---------------------------------------------------------------------------------------
| CEILINGS                                        |                                   |
| Armstrong model Minaboard Fissured 755B         | Offices and production area       |
| 21'x4' or similar.                              |                                   |
| Liner panel 2'x4'                               | kitchen area                      |
---------------------------------------------------------------------------------------

9.   DOCK LEVELERS.

     o 6 (six) Dock levelers 6'x6' 20,000 Lb capacity, Blue Giant model A788 or equal approved. Operating range 12" above/below dock level counter balance springs with solid steel positioning roller & roller bearings, 55,000 PSI high yield steel platform & structure, continuous piano type hinge with front header plate boxed structure with "c" channels gusseted at front and rear headers, and bumpers included.

10.  DOORS, HARDWARE AND WINDOWS.

     o Hollow metal personnel doors, 3' x 7', for dock service and fire exit includes: 20 Ga. steel door, 16Ga. steel frame, MONARCH 19-R-BA exit only panic bar with 3 Hager hinges 4"x4" model 700 in each door.
     o    Roll-up doors, galvanized, Electric operation, 8' x 10'.
     o Solid Wood doors with Republic metallic frames in the interior offices with 3 Hagger hinges 4"x 4? model 700 in each door.
     o    Doorlock Schlage model Orbit A53PD/626.
     o    Door anodized bronze aluminum.
     o    Fixed Windows frames complete with perimeter subframe and sill trim
     o Window wall glazing: mirror glass reflective silver. o Door closers 1460 P LCN closers o Push plates Hagger stainless steel, Model 30 S, beveled o Door pulls stainless steel round 3/4" dia., base / 2 1/4", protection 1 1/2" clearance o Two doors should have electric strikes that are controlled by reception desk.

11.  CIVIL WORKS.

     o Access roads an Parking lots will be compacted backfilling 95% proctor, 6" gravel base compacted 95% proctor, asphalt coating on top 1t/M2 asphalt concrete 2" as finish.

     o    For the pavements it is considered the following criteria:
          o    Auto parking 2" (5 Cm) asphalt concrete plus 6" base.
          o Dock area 6" concrete pavement, for trailers, concrete 2,850 psi (200 K/Cm2), reinforcement as per drawings.
     o The sidewalks will be 4' wide (1.20 M) 4" (10 Cm) thickness concrete 2143 psi (150 K/Cm2). Curbs and painting are also include.
     o    Grading will be done in accordance with the drawings.

12.  FENCES.

     o Chain link fence 2.10 m (7') height and barbed wire with automatic door gate at the principal entrance.

13.  LANDSCAPING.

     o For landscaping it has been considered San Agustin grass, ornamental bushes and trees, as per shown in final design, with irrigation system with automatic controller. Landscaping.

14.  PLUMBING.

     o For sanitary work below the floor, it will be provided service P.V.C. pipe and fittings schedule std. For exterior work concrete pipe will be used with the protection norms required.
     o    For water will be PVC schedule 80.
     o    Deep well and cistern is included in the cost
     o    Nitrogen line of cooper is included de diameter will be 1"
     o    Chilled water PVC pipe is included de diameter will be 1"
     o    Softened water PVC pipe is included de diameter will be 1"
     o    Compressor air PVC line is included de diameter will be 1"
     o    Vacuum PVC pipe is included de diameter will be 1"

15.  SANITARY SERVICES AND FIXTURES.

     o Sanitary fixtures will be Ideal Standard or equal. All toilets will be white color and floor mounted, and the urinals, also white, will be flush valve operated. All accessories will be Urrea or equal.
     o The toilet partitions will be stainless steel in accordance to drawings.
     o    The fixtures considered are:


                FIXTURE
-----------------------------------------
Water closets Ideal standard Cadet model
Urinals Lamosa model Austral

Lavatories undermount
Lavatories faucets MOEN LEGEND 4420
Coffe bar sink MOEN 22827
Cleaning sink
Mirrors BOBRICK B-165
Soap dispenser Bobrick B
Paper towel dispenser Bobrick B-262
Toilet tissue dispenser Bobrick B-288


16.  HEAT VENTILATION AND AIR CONDITIONING SYSTEM.

     o    Air package units system by York manufacturer for all the area.
     o Design temperatures as follows: 72(degree)F Office areas and manufacturing 80(degree)F Warehouse area. Designed cooling capacity
     o Offices and Cafeteria ductwork is galv, steel and insulated with fiberglass 1" blanket.
     o Exhaust air systems will be provided and installed as required in toilet rooms.
     o All grills and diffusers will be aluminum, Titus or similar, thermostats and controls are included. Exhaust system for 10,000 CFM.

17.  HYDROPNEUMATIC SYSTEM.

     o It has been considered for giving pressure to the piping water of domestic usage, (not for process water) and the system includes:
          Galvanized steel tank cap 109 gals., two pumps 5HP, and a 7.5 HP motor.
     o    The work pressure is 40 PSI to 60 PSI.
     o Electrical controls for automatic control of the system including magnetic starter at full voltage combined with thermomagnetic switch for control and protection of the motors connected at 480 volts.

18.  ELECTRICITY.

     o The main service will be 34,500 volts, as determined by CFE with provision for CFE metering equipment going underground with 3-35kv-100% insulation XLP 1/0 XLPE cables from the CFE connection at the property limit to the primary switchgear.
     o The primary switchgear, including lightning arrestors, cooper bus work, connections to ground loop high voltage cable terminations. Switchgear to have covers and doors and windows for visual examination of switch position with external switch operators.
     o One (1) 1500 KVA 480/277 volts oil filled transformers close coupled to switchgear and connected to the main low voltage panels by conduit in pad.
     o Transformers shall have oil level gauge, temperature gauge, two 2 1/2% taps (full capacity) above and below rated primary voltage and standard pipe connections for sampling, filterinf etc. connect each to ground loop.

     o The transformers of the substation are going to be mounted in a concrete pad just outside the building.
     o    Transformers brands will be PROLEC.
     o The main low voltage panel will be Square D and shall be 480 volts, 3 phases, 4 wire and ground 60 hz NEMA-1. (See impedances diagrams)
     o    The lighting panels will be Square D.
     o All wire shall to be THHN/THW copper, all conduit exposed to forklift damage to be rigid. Ground wire in all conduits runs sized per table 250-95 of NEC. All conduits run except main service to be overhead.
     o    Bus duct will be Square D.

LIGHTING

     o There will be 120 V. lay-in fluorescent fixtures in all offices, to provide 100 FC at work surfaces, and for manufacturing area.
     o Illumination of 400 W high pressure sodium for the warehouse area there will be.
     o    Fluorescent lamps manufacturers will be cooper.
     o High pressure sodium in warehouse fixtures and lamps manufactured by Lumisistemas, including flexible wiring.
     o Outside lighting on plant and parking lot 1.5 f.c. level with high pressure sodium vapor, 175 W. "Wallpacks", fixtures and lamps manufactured by Lithonia.
     o Exit lights above doors will be provided. Also installed one 40W fluorescent emergency night light battery emergency lighting for manufacturing and offices areas.
     o Duplex receptacles for all offices, meeting, conference, training and demo area walls, also dedicated split duplex receptacles in all coffee stations will be as shown on drawings.

BUS DUCT.
160 ml electrical bus duct 1000 amps 480 v, 3phases are included.
336 ml electrical bus duct 225 amps 480 v 3 phases are included.

OTHER APPROVED BRANDS.

a.  Cable:               Conductores Monterrey, or equal approved.
b.  Conduit piping:      "Conduit de Mexico"
c.  Cable Trays:         Crouse Hinds.
d.  Outlets, Switches    Bryant
e.  Juntion boxes        Racco
f.  Piping               jupiter
g.  Bus duct             Square "D"

19.  TELEPHONE DISTRIBUTION SYSTEM.

     o    NOT included.

20.  FIRE PROTECTION SYSTEM.

     This includes:

     o    Manufacturing and warehouse area density 0.45 GPM/2500 SQF (Extra
          Hazard)
     o    Offices area density 0.10 GPM/1500 SQF (Light Hazard)
     o    Sprinklers in roof manufacturing area.
     o    Sprinklers in offices area.
     o    ESFR Sprinklers in Warehouse area.
     o    Interior hose stations.
     o    Diesel Engine Fire pump 1500 GPM 125 PSI &jockey.
     o    150,000 gallons bolted tank.

          The contractor will be responsible to coordinate and obtain approval on design by the owners insurance company.

21.  FIRE ALARM SYSTEM.

     The fire alarm panel and the smoke detectors will be Notiffier as indicated in the drawings.

22.  ELEVATORS.

     Not Included.

23.  KITCHEN EQUIPMENT

     This includes the following equipment:


                 ITEM                         BRAND               MODEL
------------------------------------     --------------     ------------------
A1 STOCK POT STOVES                      FERRO              ESPECIAL
A2 SCALE                                 NUEVO LEON         500
A3 WIRE SHELVING                         METRO              1848 NC 74P
A4 WIRE SHELVING                         METRO              1842 NC 74P
A5 WIRE SHELVING                         METRO              1836 NC 74P
A6 FREEZE ROOM                           FERRO              ESPECIAL
A7 STORAGE SYSTEM                        METRO              Q2448G Q74PE
A8 STORAGE SYSTEM                        METRO              Q2442G Q74PE
A9 STORAGE SYSTEM                        METRO              Q2448G Q74PE
A10 STAINLESSSPLIT CONTAINER             FERRO              ESPECIAL
A11 CUBE ICE MAKER                       CRISTAL            802-CAS-161BRS725
B1 STORAGE SYSTEM                        METRO              Q2442GQ74PE
B2 STAINLESS STEEL TABLE WITH
DOBLE SINK                               FERRO              ESPECIAL
B3 WIRE SHELVING                         FERRO              ESPECIAL
B4 STAINLESS STEEL TABLE FIT             FERRO              ESPECIAL
B5 STAINLESS STEEL TABLE                 FERRO              ESPECIAL

                 ITEM                         BRAND               MODEL
------------------------------------     --------------     ------------------
B6 WIRE SHELVING                         FERRO              ESPECIAL
C1 CONVECTION OVEN                       SOUTHBEND          GS12SC
C2 GAS FIRED TRI-LEG TILTING 2/3
          JACKETED KETTLE                InterTecnica       MGV60
C3 OPEN BURNER HEAVY-DUTY GAS
          RANGE                          CORIAT             EC1T
C4 STAINLESS STEEL EXHAUST FAN           FERRO              ESPECIAL
C5 STAINLESS STEEL SPLIT
          CONTAINER                      FERRO              ESPECIAL
D1 STAINLESS STEEL POT SINK              FERRO              ESPECIAL
D2 PRE-RINSE                             ENCORE             K501000BR
D3 POT RACK                              FERRO              ESPECIAL
D4 STAINLESS STELL SPLIT
          CONTAINER                      FERRO              ESPECIAL
D5 STORAGE SYSTEM                        METRO              Q2436G Q74PE
D6 STORAGE SYSTEM                        METRO              Q2442G Q74PE
D7 GREASE TRAMP                          FERRO              ESPECIAL
E1 OPEN BURNER HEAVY DUTY GAS
          RANGE                          CORIAT             H1014
E2 STAINLESS STEEL TABLE FIT             FERRO              ESPECIAL
E3 FRYER                                 CORIAT             FC50
E4 GRIDDLE TOP HEAVY-DUTY GAS
          RANGE                          CORIAT             201
E5 STAINLESS STEEL EXHAUST FAN           FERRO              ESPECIAL
E6 STAINLESS STEEL SPLIT
          CONTAINER                      FERRO              ESPECIAL
E7 STAINLESS STELL WORK TABLE            FERRO              ESPECIAL
E8 WIRE SHELF                            FERRO              ESPECIAL
E9 REFRIGERATORS                         VICTORY            RSA2DS7PT
E10 REFRIGERATOR                         VICTORY            HSA 2DTPT
E11 STAINLESS STEEL DOUBLE SINK          FERRO              ESPECIAL
E12 WIRE SHEFL                           FERRO              ESPECIAL
F1 STAINLESS STEEL TRAY CABINET          FERRO              ESPECIAL
F2 COOL ICE TABLE                        FERRO              ESPECIAL
F3 BREAD AND TORTILLAS STORAGE           FERRO              ESPECIAL
F4 HOT FOOD WELLS                        FERRO              ESPECIAL
F5 CASHER CABINET                        FERRO              ESPECIAL
F6 DESSERTS EXPOSURE CABINET             FERRO              ESPECIAL
F7 SOFT DRINKS DISPENSER                 FERRO              ESPECIAL
F8 CASH MACHINE                          FERRO              ESPECIAL
F9 TRAY CONVEYOR                         FERRO              ESPECIAL
F10 STAINLESS STEEL HAND RAIL            FERRO              ESPECIAL

                 ITEM                         BRAND               MODEL
------------------------------------     --------------     ------------------
F11 CABINET                              FERRO              ESPECIAL
F12 SHELF WALL                           FERRO              ESPECIAL
F13 DISH WASHER                          FERRO              ESPECIAL
F14 SHELF PASS THRU                      FERRO              ESPECIAL
F15 DIRTY DISHES RECEIVER TABLE          FERRO              ESPECIAL
G1 SHELF PASS THRU                       FERRO              ESPECIAL
G2 DIRTY DISHES RECIVER TABLE            FERRO              ESPECIAL
G3 STAINLESS STELL SELECTION
          SHELF                          FERRO              ESPECIAL
G4 PRE-RINSE ASSEMBLIES                  ENCORE             K501000BR
G5 DISPOSER                              BUS BOY            BB2000
G6 DISH WASHER                           HOBART             ESPECIAL
G7 STAINLESS STELL CONDENSATE
          CONTAINER                      FERRO              ESPECIAL
G8 STAINLESS STEEL DISH
          RECEIVING TABLE                FERRO              ESPECIAL
G9 SHELF STORAGE                         FERRO              ESPECIAL
G10 STORAGE SYSTEM                       METRO              Q2442G Q74PE
G11 GARBAGE CAN                          FERRO              ESPECIAL
G12 GREASE INTERCEPTOR                   FERRO              ESPECIAL

                                   EXHIBIT "D"

                          FINAL COMPLETION CERTIFICATE

     Tenant acknowledges that Final Completion of Landlord's Work has been fulfilled and completed as agreed in the Final Plans and Final Specifications on ____________1998.

     The parties have executed this Final Completion Certificate the ___ of ___ 1998, in connection with the Lease Agreement executed by them on _________, 1998.


INMOBILIARIA NUEVO AEROPUERTO, S.A. DE C.V.

By:
   ----------------------------------
           Legal Representative


INTERNATIONAL MANUFACTURING SERVICES
DE MONTERREY, S. DE R.L. DE C.V.

By:
   ----------------------------------
          Legal Representative

                                   EXHIBIT "E"

                         AMICABLE RESOLUTION PROCEDURES


     1. Landlord and Tenant shall seek friendly resolution to any bona fide disagreement arising out of the Landlord's Work (hereinafter a "Disagreement"), in accordance with this exhibit. Landlord and Tenant shall try to accommodate the Disagreement to a friendly, fast tract, business oriented procedure (the "ARP"). To the extent possible and practicable, Landlord shall continue with all Landlord's Work in accordance with the Final Plans and Final Specifications during any pending ARP. If the Disagreement involves the performance of certain portion of the Landlord's Work that would make the continuation of such portions of the Landlord's Work impracticable, then Landlord shall continue with all Landlord's Work not affected by the Disagreement. The ARP shall be carried out as provided hereunder and any failure to reach resolution under the ARP shall entitle either Landlord and/or Tenant to cause the dispute to be submitted to binding arbitration under the terms of Clause Thirty of the Agreement.

     2. Should any Disagreement arise, Landlord and Tenant shall commence the ARP by notifying the other party in writing of the Disagreement and by appointing their respective representatives (the "Management Representatives"), who shall have authority to negotiate a settlement on behalf of Landlord and Tenant, respectively. The Management Representatives shall be appointed within three (3) calendar days of the original notice of the Disagreement.

     3. No later than five (5) business days following their appointment the Management Representatives will mutually select and appoint to act as a neutral mediator, a mutually acceptable engineer or architect, duly licensed in Mexico, who shall have the qualifications and who shall perform the functions stated in this ARP (the "Neutral Mediator"). If by the aforementioned date, the Management Representatives have not agreed on who will act as Neutral Mediator, then Landlord and Tenant shall submit the Disagreement to the Chamber of Construction Industry located in Monterrey, N.L. who shall appoint such Neutral Mediator within a period of five business days from the date a request is made by either of the parties.

     4. Within a ten (10) business day immediately following the appointment of the Neutral Mediator, a formal meeting (the "Formal Meeting") will be held before a panel consisting of the Neutral Mediator and the Management Representatives. The Formal Meeting shall be held at the place and time selected by mutual agreement of the Management Representatives within such ten (10) business days of the appointment of the Neutral Mediator, and if the Management Representatives cannot agree upon the place, then the place will be selected by the Neutral Mediator. The Formal Meeting shall be supervised and conducted by the Neutral Mediator, and shall have a duration of not more than forty-eight
(48) hours.

     5. No later than five (5) business days prior to the Formal Meeting, the Landlord and Tenant shall exchange, through their Management Representatives, and shall submit to the Neutral Mediator, concise memoranda stating the issues in disagreement and their position in such respect, as well as all documents and exhibits on which the parties intend to rely during the Formal Meeting. Such memoranda documents and exhibits shall be in either English or Spanish Language; nevertheless, such memoranda, documents and exhibits shall be accompanied by an official Spanish translation if they are in English, and by an official English translation if they are in Spanish.

     6. During the Formal Meeting, each Management Representative will make an oral presentation of its case, and each Management Representative shall be entitled to a reply. The presentations and replies may be made in any form, and by any individuals, other than the Management Representatives, as desired by Landlord and/or Tenant, and may be supported by any of, but only, the memoranda, documents and other exhibits submitted in accordance with Section 5. hereof. The use of witnesses and experts shall be permitted. Presentations may not be interrupted, except that the Neutral Mediator and the Management Representatives may ask clarifying questions. The meeting shall not be recorded, however, persons attending may take notes. Each Management Representative may have not more than two (2) advisors (plus one interpreter, if applicable) in attendance.

     7. During the Formal Meeting, the Management Representatives shall make all reasonable efforts in good faith to seek a resolution to the Disagreement, to which effect they shall meet one or more times, as necessary, within the forty-eight (48) hour period set forth hereinabove. By mutual agreement, other representatives representing either side may be invited to attend the negotiations. The Neutral Mediator will attend the negotiations and will give an oral opinion as to the issues raised during the Formal Meeting.

     8. Should the Management Representatives not reach a resolution on the Disagreement, then within a term of forty-eight hours following the conclusion of the Formal Meeting, the Neutral Mediator shall submit to the Management Representatives a written proposal which shall contain an opinion on the issues involved in the Disagreement and a bona fide, proposed, amicable resolution, settlement and/or compromise of the Disagreement.

     9. Should the Management Representatives finally reach a resolution to the Disagreement, then the terms of any settlement thereof shall be set forth in a written agreement (the Resolution Agreement), which shall be executed by the Management Representatives not later than twenty-four hours after the later to occur of (i) the conclusion of the Formal Meeting, or (ii) the submitting of the Neutral Mediator's written proposal mentioned in Section 8 hereinabove (or if no written proposal is submitted by the Neutral Mediator within 48 hours of the conclusion of the Formal Meeting, then upon the expiration of such 48 hours period after the Formal Meeting). If the Management Representatives fail to sign a Resolution Agreement within the time period in this Section 9, then the Disagreement will be submitted to the arbitration provisions of Clause Thirty of the Agreement. The Resolution Agreement shall be final, and legally binding on Landlord and Tenant.

     10. The ARP is not intended to last more than twenty (20) business days from start to finish and any Disagreement that has not resulted in a Resolution Agreement within twenty (20) business days, may be submitted by either party to binding arbitration under Caluse Thirty of the

Agreement. Further, if three (3) or more consecutive Disagreements fail to result in a Resolution Agreement, then, in such event, either party can avoid the ARP and submit the Disagreement directly to arbitration under Clause Thirty of the Agreement and thereafter, no further ARP shall be conducted, unless by the mutual consent of the parties.

                                    EXHIBIT F

                            PROTECTIVE COVENANTS AND
                               RESTRICTION BYLAWS

     With the only intention and purpose to create, develop and maintain a world class industrial development, with a healthy, efficient labor atmosphere, an orderly neat, clean work environment with an attractive image and appearance, the following protective covenants and restriction bylaws are established same that are binding and of strict observance for all present and future owners, lessees or tenants of any property, land or building within the limits of the "STIVA AIRPORT INDUSTRIAL PARK", (from here on, stated as "THE PARK") a development authorized and officially recognized by the Secretary of Urban Development of the State of Nuevo Leon, Mexico.

                                     BYLAWS

FIRST:

     All bylaws here stated are recognized and accepted of conformity by all owners and tenants of "THE PARK" and form part of their legal documents of property or lease. All modifications or changes made to the original Bylaws by this document will substitute and take the place of the previous one.

SECOND:

     The "owners, tenants and neighbors committee" (from hereon stated as "The Committee") is constituted with the objective to supervise and assure the strict compliance of "THE PARK" protective covenants and restriction bylaws as well as to cooperate and actively participate in creating and maintaining an industrial environment suitable for world class operations for which "THE PARK" was developed.

     All actual or future owners and tenants of "THE PARK" have to become and form part as active members of "The Committee" and have the obligation to assist and participate in all meetings that "The Committee" convenes to.

THIRD:

     The subscribers of the present bylaws that have the status of owner in the park, must subscribe to a Civil Association which main purpose is to manage and to pay the maintenance of the common areas in the park, as well as the tax payments required from the Federation, the State and the Municipality. Renuncing to what is established in the Article 2573 and have the obligation to form part and to participate in this association the longest they remain owners of the real estate property in the park.

FOURTH:

     The subscribers of the present bylaws are obligated to make known the bylaws, and the obligation to form part of the Civil Association to the new owners in the case of transferring the real estate property by any mean or title.

FIFTH:

     Under no conditions whatsoever must the industrial operations in the field of basic chemical industry, heavy industry or similar be located within the subdivision. Only the location of light and clean industrial operations which are capable of carrying out their manufacturing, management, warehousing, engineering, research, loading, unloading, handling and other functions with the limits established by these protective covenants and restrictions.

SIXTH:

     No buildings or industrial installations shall be constructed at least (6.00) meters from the street line where the property adjoins a street if the depth of lot is less than (8.00) meters, and (10.00) meters if more than (80.00) meters or five (1.00) meters from any other adjacent property, on the boundary of the lots with streets and avenues, sidewalks shall be built of concrete or an equivalent material and in no case its width will be less than one meter.

     Land utilization shall not be more than 80% of the total area of the property land for actual or future buildings. The total constructed, under roof covered areas of the buildings shall not be less than a 10% of the size of the lot.

SEVENTH:

     The part of land left in front of the buildings, between the buildings itself and the street, shall be developed and kept in such a way as necessary to present a clean and attractive appearance. Such areas shall be covered entirely by sidewalks, paved areas for the circulation of vehicles, landscaping, decorative fillings of gravel or similar materials, or decorative constructions compatible with the overall architectural style of the facade of the building, provided that the design for such decorative construction is previously approved by "THE PARK".

     The land left behind or to the sides of the building shall be kept clean of any litter, waste, weeds or any other articles, and/or materials and shall be leveled free of ditches, excavations or mounds, unless they serve a decorative purpose previously approved by "THE PARK".

EIGHT:

     The parking of trucks, buses or industrial vehicles in front of buildings is forbidden. Vehicles of this type shall be parked invariably to the rear or to the sides of the buildings.

NINTH:

     Open air storage of buildings is forbidden whether it be of merchandise, products, machinery, parking material or any other items, unless such storage is perfectly covered in all directions by panels, grills or screen of appearance previously approved by "THE PARK".

TENTH:

     It is forbidden to use the land or buildings located within "THE PARK" to conducted activities that have as a result the following consequences, in amounts or levels that can be detected at the limits of the lot used by that industry and are in violation of the regulations of S.E.D.U.E. (The Secretariat of Urban Development and Ecology) or any local municipal rule:

     A. The emission of dust and/or objectionable smoke.

     B The generation of gases, vapors, and odors which either are hazardous to health or create a public nuisance problem.

     C. The production of noises, vibrations and/or radiation that create either hazards to health or public nuisances.

ELEVENTH:

     It is forbidden to conduct within "THE PARK" any operations generating luminosity of high intensity, unless they are insulated in such a way as to avoid any discomfort to anybody who could see them from any point where such operation is located.

TWELFTH:

     It is forbidden to discharge to the sewage lines within "THE PARK" any substances, wastes or effluents in amounts in excess of limits established by regulations issued by S.E.D.U.E. (The Secretariat of Urban Development and Ecology), or any other which may be issued by any local municipal sewer authority.

THIRTEENTH:

     If considered necessary by "THE PARK" to follow and comply with the regulations above mentioned, a water treatment process should be installed before disposing the wastes or effluents into the park's sewer lines by the company involved in such situation, covering by the same all expenses and permits.

FOURTEENTH:

     When judged necessary and to protect all the workers and personnel against the spread of any infection or plague, "THE PARK" will urge any of its members to disinfect and/or fumigate the insides and outsides of its land, building and installations as determined by each case.

FIFTEENTH:

     The placement of signs, displays or advertisements on the lots of land or buildings, within "THE PARK" will be allowed only if such signs, displays or advertisements have the exclusive purpose of identifying the corporation using such lot or building, either through lease or ownership. Such signs, displays and advertisements shall be only of the general specifications established by "THE PARK" accepting also the emblems, logos, monograms or trademarks generally used by the corporations located in "THE PARK" it is forbidden to paint any signs of the roof of buildings, or to place signs which may exceed the height of the main facade in a building.

SIXTEENTH:

     In no case, the construction, expansion, or demolition of a building or any other installation, shall be started if "THE PARK" has not previously granted its authorization in writing to do so, however, such authorization shall not be unreasonably withheld, nor may authorization be denied if the landowner is in compliance with the other clauses herein.

SEVENTEENTH:

     The overall external appearance of buildings shall be kept in a clean, orderly condition. The exterior painted surfaces shall be repainted at least every three (3) years.

EIGHTEENTH:

     Absolutely all members of "THE PARK" and of "THE COMMITTEE" that have an economical activity within the limits of "THE PARK", shall seriously commit themselves to avoid to hire or contract any person that had previously worked with any other company of "THE PARK" or member of "THE COMMITTEE" during the past six months and to report the situation to the committee and/or to the other company involved.

     This bylaw shall be taken as an internal obligatory policy of the hiring procedure with the objective to avoid as possible any situation that would negatively affect the turnover rate of any or all of the members of "THE COMMITTEE" of "THE PARK".

NINETEENTH:

     The company or the property owner that has acquired a lot in this park and specially those who are located in the perimetral area, will be obligated through this document to not allow or authorize other land neighbors different from the tenants of the "STIVA AIRPORT INDUSTRIAL PARK" to connect to its infrastructure net and utilities service, under any reason or circumstance. If the tenant fails to observe this clause, a penalty from The Committee of owners and neighbors of the STIVA AIRPORT INDUSTRIAL PARK will be imposed and, independently of the procedure of legal action that will be executed against that or those who allow such connections over the STIVA AIRPORT INDUSTRIAL PARK or The Committee.

TWENTIETH:

     An annual maintenance fee is established for all members of "The Committee" the quantity established is to be contributed per advance during the first two weeks of January of the same year. These contributions are to be administrated and managed by The Civil Association the use of these contributions are strictly for the maintenance of the public service infrastructure and the good keeping of streets, lawns and sidewalks as well as to maintain and improve the security, safety and good appearance of "THE PARK".

TWENTY-FIRST:

     The subscribers of the present bylaws that have the status of owners, lessee, or other similar title, are obligated to pay to the Civil Association mentioned in bylaw Third, by way of conventional penalties, the followings which amount at the time to be charged will integrate to the maintenance fund of the park.

     a) for delay, in case of failure to pay on time the annual maintenance fee that is eferred in bylaw twentieth, interest on the due balance at a rate of two times the CPP (Percentage Cost Average) published every month by Banco de Mexico.

     b) the nonobservance of any of the other dispositions or bylaws that contains the obligation of do or not to do and not just ordinary facultatives, will raise a fine that will be calculated at a rate of $1.00 (one peso 00/100 M.N.) daily, for every square meter of land surface of a lot owned or used by the infractor, during all the time that runs without solving satisfactorily the nonfulfillment.

TWENTY-SECOND:

     The subscribers of the present bylaws that have the status of owners, in "THE PARK", are obligated to the following: In case that the Federal Authorities, the State of Nuevo Leon and the City, decree or enact any type of tax as obligatory for the execution of development works in the nearby or adjacent areas to "THE PARK" or that by any title turn out obligatory for the property owners situated in the territorial limits involving total or partially the location of "THE PARK"; are obliged to pay in proportion the respective tax in correspondence to the land surface owned from the total extension of "THE PARK".

     "THE COMMITTEE" expressly reserves for itself the right to change these protective convenants and restrictions at any time, in regards to the land that "THE PARK" owns at the date, provided that such changes do not result in harm or damage to the industries previously located within the park limits, if such changes or modifications may in any form affect the operations of companies previously located in "THE PARK" will be implemented only if the affected companies grant their approval in writing to those changes.

     In all cases in which (according to these protective convenants and restrictions): "THE COMMITTEE" reserves for itself the right to authorize, approve and/or accept, it is specifically agreed that such authorizations, approvals and/or acceptances will be valid only if they are granted in writing by persons with specific power of attorney from the "THE COMMITTEE", such authorizations, approvals and/or acceptances shall not be unreasonably defined.

     In case "THE COMMITTEE" does not deliver a negative answer to the request for authorization, approval or acceptance within 30 calendar days after receiving such a request in writing, the request for authorization, approval or acceptance shall be considered as granted. The application and interpretation of these protective convenants and restrictions will be regulated by the laws of the State of Nuevo Leon, supplemental to the different federal laws and regulations as pertaining to specific aspects of industrial operations, including but not limited to the laws and regulations of safety and industrial health, pollution, public roads and similar provisions.

     Pertaining to construction matters, it is specifically understood that these protective convenants and restrictions surpass the requirements of the constructions code for the city of Monterrey, but all requirements of such construction code shall have to be complied with, in case of any controversy on the content, interpretation and/or application of these protective convenants and restrictions, the parties agree to submit to the jurisdiction of the courts in the city Monterrey state of Nuevo Leon.

     These protective convenants and restrictions will remain in effect indefinitely and can only be canceled or modified by "THE PARK" or by a group of individuals or entities owning at least seventy-five percent of the total area of "THE PARK".

                                   EXHIBIT "G"

                                    UTILITIES

            WATER:             1.0 a 1.5 liters/sec. Capacity

            POWER:             2,500 KVA

            TELEPHONE:         30 lines (fiber optics)

                                    EXHIBIT H

                        (Aerial Drawing of Adjacent Land)

                                   EXHIBIT "I"


                  BASIC TERMS OF PERFORMANCE AND GUARANTY BOND


BONDING INSTITUTION: ______________, S.A.

TYPE: Irrevocable.

AMOUNT: In Mexican Pesos equivalent to US$300,000.00 Dollars

EFFECTIVENESS: From the date of signing the Lease through one year after Commencement Date Certificate.

PAYMENT: Shall be made following the standard payment procedures applicable to the Bonding Institution following the request in writing of Tenant, with the understanding, however, that the bond policy shall include expressly a waiver by the bonding institution to the benefits of "orden y excusion".



                                       -2-